EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Capital Title Group, Inc.:

We consent to the use of our report dated February 21, 2005, with respect to the consolidated balance sheets of Capital Title Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

September 26, 2005